EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                          State of Incorporation
     Name                                     or Organization
     ----                                 ----------------------

Optima Technologies, LLC                        Delaware

Tonertype LLC                                   Delaware

NC TonerServ, LLC                               Delaware

iPrint Technologies, LLC                        Delaware